Exhibit 10.23

License and Services Agreement

This License and Services Agreement (“Agreement”) is entered into on September 24, 2010 by and between The Buck Institute for Age Research, an independent non-profit research organization (“Buck”) with facilities at 8001 Redwood Blvd., Novato, CA 94945 (“Facility”) and Ultragenyx Pharmaceutical Inc., a California corporation, located at 77 Digital Drive, Suite 210, Novato, CA 94949 (“Ultragenyx”).

Recitals

A. Ultragenyx is a biopharmaceutical company developing novel therapeutics for innovative diseases and it has an interest in expanding its research and early development capabilities;

B. Buck is an expanding biomedical research institute and has a full laboratory facility and set of core services, including, but not limited to a Microscopy and Imaging Core, Genetics Core and an AALAC accredited Vivarium. Its campus is reflected in Exhibit “A” attached hereto and incorporated herein by reference (the “Facility”);

C. Ultragenyx wishes to procure access at the Facility to certain laboratory space in the Hillblom Center, Building A of the Facility, First Floor, approximating 500 square feet, as more particularly shown on the attached Exhibit “B” (herein the “Licensed Lab Space”) in order to conduct research and facilitate its therapeutic development programs; and

D. Subject to the terms and conditions described below, Buck is willing to license the Licensed Lab Space to Ultragenyx and provide access to its Facility for these purposes.

For valuable consideration, acknowledged as received the parties agree as follows:

Agreement

1. Recitals. The Recitals are incorporated into this Agreement by reference.

2. Term. The term of this Agreement (“Term”) shall be for two (2) years from the Effective Date, except that (i) either party may terminate this Agreement upon one year’s prior notice without cause and purely out of convenience of such party; and (ii) either party may terminate this Agreement for cause upon a breach as specified below.

3. The Facility. The Facility contains various publicly accessible areas, certain private areas and certain areas where access is limited to persons with security clearances. The public areas include a parking area, an exterior entry way, as well as lobbies and publicly accessible interior entry space and hallways, etc. (“Public Areas”). The Facility also contains interior areas that are unavailable to the general public without security clearances or separate permission from Buck (“Controlled Areas”). The Controlled Areas include interior stairways, hallways, restrooms, laboratory space and conference rooms; these are herein referred to as “Amenities.”

Ultragenyx proposes to pursue laboratory research within the Licensed Lab Space and place up to four staff/employees (“Agents”) at the Facility to conduct research for Ultragenyx, and these Agents will require access to the following (i) parking at the Facility parking lot; (ii) the Licensed Lab Space; and (iii) the Amenities, to the extent these are available. Should additional laboratory space be utilized by Ultragenyx at the Facility, this Agreement will be amended in writing to reflect the change, and Ultragenyx shall pay Buck such sums for such additional space and use as the parties may from time to time determine.

4. Grant of License for Use of Facility

(a) Subject to the payment of the License Fees described in Section 6, below, and to the terms and conditions of this Agreement, for the duration of the Term, Buck hereby grants to Ultragenyx a non-exclusive license to access and use the parking, the Public Areas; the Amenities; and the Licensed Lab Space for up to four Agents. The license so granted includes a non-exclusive license to use the equipment identified in Exhibit C (“Shared Equipment”). Use of the Shared Equipment is on a non-exclusive basis.

These licenses are granted for the sole purpose of permitting Agents to conduct laboratory research and analysis on Ultragenyx projects at the Facility during regular working hours (i.e. Monday through Friday from 8am to 6pm). These licenses (i) do not give Ultragenyx any property rights whatsoever in or to the Facility or any of Buck’s furniture, fixtures or equipment or its other personal property within the Facility; (ii) are conditioned on Ultragenyx’s compliance with the Protocols and Procedures identified in Section 5 below; (iii) are terminable upon a breach, and (iv) will automatically end and be of no further force or effect upon the expiration or earlier termination of this Agreement.

(b) Regardless of any contrary provision in this Agreement, (i) the Licensed Lab Space is within an open laboratory area and as such there is no physical barrier or security associated with such Licensed Lab Space, (ii) Buck’s maintenance staff will have regular access to the Licensed Lab Space to perform housekeeping and maintenance functions; (iii) Buck does not warrant or guaranty that the Licensed Lab Space will not be intruded upon from time to time by others at the Facility; and (iv) Buck staff may at any time enter the licensed areas in case on any emergency or to perform maintenance and repairs to the Facility. These intrusions into the Licensed Lab Space shall not be a default by Buck under this Agreement, nor shall they justify any change in the License Fee payable by Ultragenyx to Buck.

(c) The expiration or termination of the licenses granted hereunder will not in any manner affect any obligations of the parties that accrue prior to the date of such expiration or termination, including, e.g. indemnity obligations.

5. Protocols and Procedures.

(a) This Agreement anticipates that Ultragenyx, through its Agents, will access various areas of the Facility, and will undertake numerous laboratory projects within the licensed areas. All such uses of the Facility, and all such actions and proceedings, are subject to Buck’s protocols and procedures, as these may be amended from time to time (“Protocols and Procedures”). Such Protocols and Procedures include compliance with the following, without limitation:

•	Security controls for access to Controlled Areas including the Licensed Lab Space (these security measures can include magnetic cards, passwords, biometric recognition systems, etc.);

•	Life safety protocols;

•	Protocols for the handling of any hazardous and waste materials, including meeting all local, state and federal compliance standards as well as all standards to maintain the Facility in compliance with its accreditation; and

•	Technical protocols and procedures for undertaking any laboratory work done at the Facility.

•	All general environmental, health and safety procedures

(b) In the course of its activities, Ultragenyx and its Agents must conduct all of its laboratory work in compliance with good scientific procedures and strive to avoid cross-contamination. It may not at any time cause a nuisance condition at the Facility, nor shall it engage in any use or activities that would jeopardize the Facility’s accreditation or breach the Protocols and Procedures. Ultragenyx shall advise Buck of the personnel it intends to locate at the Facility and provide that persons identification details in advance so that appropriate clearances can be implemented in an orderly way before such person is granted access to Controlled Areas.

(c) Ultragenyx shall require its Agents to undergo such training or briefing through Buck personnel and standards as is reasonable to ensure its Agents at the Facility are aware of and will abide by the Protocols and Procedures (as these may be amended by Buck from time to time). All of the costs of Ultragenyx’s Agents and other staff shall be the sole responsibility of Ultragenyx, and Buck shall have no liability whatsoever for any costs associated with Ultragenyx’s personnel at the Facility; provided, however, that Buck shall provide Ultragenyx personnel with such on-site training and oversight of the Protocols and Procedures as it would for its own staff; this will be done in coordination with other on-site training so as to minimize any additional training costs for Buck. Ultragenyx warrants that its personnel will abide by the Protocols and Procedures (as amended from time to time) and that it will hold harmless and indemnify Buck and the Buck Parties (as defined in Para, 8, below) against any claim, liability, loss, cost (including e.g. court costs and attorneys fees) arising from any failure by Ultragenyx to do so.

6. License Fee. The fees payable by Ultragenyx to Buck for the use of the Licensed Lab Space and incidental use of the Facility are as follows: For providing the Licensed Lab Space, inclusive of all costs of associated with utilities, the heating, ventilation, janitorial and general maintenance services for such space, Ultragenyx will pay an annual fee of $33,600, payable in equal monthly installments of $2,800.00 on the first day of each month during the Term. This sum shall be prorated for any partial months of the Term.

7. Insurance Coverages and Liability.

(a) Ultragenyx shall obtain such insurance coverage as is specified in Exhibit “D” attached hereto. Proof of insurance shall be provided to Buck by appropriate means evidencing each of the required coverages; it shall be received by Buck not less than 7 days prior to Ultragenyx’s use of the Facility.

(b) Ultragenyx will exercise its best good faith efforts to ensure that all insurance required of Ultragenyx hereunder will include a waiver of subrogation to prevent claims against Buck and the Buck Parties. It is intended by the parties that Buck and the Buck Parties shall have no liability whatsoever to Ultragenyx arising out of any damage or loss caused to property of Ultragenyx whether or not the loss was caused by the negligence of Buck or its agents, or is caused due to the condition of the Facility. No such losses shall be recoverable from Buck except to the extent of any insurance coverage required to be provided under this Section 7. Furthermore, Ultragenyx waives any rights against Buck and the Buck Parties for losses or damage arising from a cause that is to be insured against by Ultragenyx under this Agreement, even if such loss or damage is caused by the negligence of Buck or a Buck Party.

(c) Buck may require additional insurance coverage from time to time to the extent this is required in the industry to address risks associated with the use of the Facility.

8. Indemnity.

(a) Ultragenyx agrees to indemnify, hold harmless, and defend Buck and the Buck Parties (as defined below) against any and all claims, actions, proceedings, liability, loss, damage, cost or expense (including reasonable attorney’s fees and expenses and cost of investigation) (“Claim”) with respect to any matter arising from, resulting from, or connected to this Agreement or the use of the Facility by Ultragenyx and its Agents, and such defense and indemnity shall include and extend, without limitation, to: Claims caused by or allegedly caused by the acts or omissions of Buck or the Buck Parties, unless these are shown to be due to their gross negligence of willful misconduct; and the research, development, manufacture, use or commercialization of products by or emanating from Ultragenyx, including all product liability or other claims for injury or death arising from the sale or use of products sold by or on behalf of Ultragenyx, regardless of the theory under which such claims are brought. Ultragenyx’s indemnification obligations shall extend to Buck, its subsidiaries and affiliates and their respective officers, employees, Trustees, donors, volunteers, researchers, independent contractors, veterinary and medical doctors, agents, vendors, IACUC and directors (herein defined as “Buck Parties”).

(b) Buck agrees to indemnify, hold harmless and defend Ultragenyx and the Ultragenyx Parties (as defined below) against any and all claims, actions, proceedings, liability, loss, damage, cost or expense (including reasonable attorney’s fees and expenses and cost of investigation) by a third party with respect to any matter arising from, resulting from, or connected to Buck’s gross negligence or willful misconduct. Buck’s obligations under this paragraph shall extend to Ultragenyx, its subsidiaries and affiliates and their respective officers, employees, directors, and consultants (herein defined as “Ultragenyx Parties”).

9. Confidentiality. Subject to the provisions of this Para. 9, each party will maintain as confidential all information of the other party that is identified as “confidential” or “proprietary” by the other party (hereinafter referred to as “Confidential Information”). Without otherwise limiting the definition of Confidential Information, “Confidential Information” as that term is used in this Agreement excludes information that the receiving party proves: (a) is available to the public through no fault of the receiving party or its representatives; (b) is already in the possession of the receiving party without restriction and prior to any disclosure under this Agreement; (c) is or has been lawfully disclosed to the receiving party by a third party without obligation of confidentiality upon the receiving party; or (d) was or is developed independently by the receiving party without access to the information disclosed hereunder.

Subject to the obligations imposed by law or any legal proceedings, each of the parties agree that any Confidential Information obtained by them shall be used solely in connection with the purposes of this Agreement, and shall not be disclosed, discussed or distributed to any third party except as stated herein. The receiving party may not reproduce any Confidential Information received other than in connection with the purposes of this Agreement. All such Confidential Information will be treated by the receiving party as confidential for five years after the termination of this Agreement.

10. Limitation of Liability. THE PARTIES EXPRESSLY AGREE AND UNDERSTAND THAT NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS) OF ANY KIND RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. PROVIDED, HOWEVER, THAT THIS CLAUSE SHALL NOT IN ANY MANNER LIMIT THE EXTENT OF ANY INDEMNITY OBLIGATION FOR THIRD PARTY CLAIMS, AND DOES NOT EXTEND TO A VIOLATION OF THE CALIFORNIA TRADE SECRETS ACT.

11. Default and Breach. It is a breach of this Agreement if a party fails to perform any obligation hereunder, and then fails to cure such default within the applicable cure period noted below, if any:

(a) The failure to pay any monetary obligation due under this Agreement, followed by a failure to cure such default within five (5) days of notice of the default;

(b) There are more than three breaches of the Protocols and Procedures in any 90 day period by one or more Agents;

(c) The failure to perform any other obligations required under this Agreement followed by a failure to cure such default within thirty (30) days of notice of the default;

(d) Any assignment of the Agreement without consent where consent is required.

12. Miscellaneous. Neither party shall be liable for any failure of performance beyond its reasonable control. This Agreement constitutes the entire agreement between the parties relative to Ultragenyx’s use of the Facility and supersedes all other proposals, understandings or agreements. This Agreement may be amended or terminated only by a written agreement between the parties. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the remainder of the Agreement, and this Agreement shall be construed and modified without such provision. This Agreement shall be governed by the laws of California, without regard for conflicts of laws principles, and Ultragenyx consents to California as the proper venue for settling all disputes and controversies. Nothing in this Agreement shall be deemed to create a relationship of employment or agency or to constitute the parties as partners or joint venturers. This Agreement may not be assigned without the prior written consent of the non-assigning party, except upon the sale of its business interests in the subject matter of this Agreement. In such case either party may freely assign without the prior written consent of the other. This Agreement shall become binding when signed by the Ultragenyx and executed by an authorized officer of Buck. In the event of any dispute with respect to this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and other costs and expenses incurred in resolving such dispute.

13. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered by facsimile or email (via PDF or other means); by personal delivery, or by first class prepaid certified mail, return receipt requested, to the following addresses:

If to Ultragenyx: Ultragenyx Pharmaceuticals Inc. Attention: Emil Kakkis, MD, PhD, CEO 77 Digital Drive, Suite 210, Novato, CA 94949 Fax: 415.884.0562 Email: cmcgilbra@ultragenyx.com	If to Buck: Buck Institute For Age Research Attention: Remy Gross 8001 Redwood Blvd. Novato, CA 94945 Fax: 415-493-2248 Email: rgross@buckinstitute.org

The parties may alter such addresses by appropriate notices consistent with this subsection. Any notice shall be deemed to have been received as follows: (1) if by personal delivery, upon receipt; (2) if by certified mail, five (5) business days after mailing at the U.S. post office by the party serving notice; and (3) if by email or facsimile, on the business day following electronic confirmation that the notice has been received at the facsimile number of email address provided.

ULTRAGENYX WARRANTS AND ACKNOWLEDGES THAT AN AUTHORIZED OFFICIAL HAS READ THIS AGREEMENT, UNDERSTANDS IT AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.

BUCK INSTITUTE FOR AGE RESEARCH		ULTRAGENYX PHARMACEUTICALS INC.

By:	/s/ Ralph O’Rear	By:	/s/ Emil Kakkis

Name:	Ralph O’Rear	Name:	Emil Kakkis
Title:	VP, Facilities and Planning	Title:	CEO
Date:	9/23/2010	Date:	9/24/2010